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                                                                    EXHIBIT 99.1

                                  [LETTERHEAD]


                              FOR IMMEDIATE RELEASE


         DAMARK ANNOUNCES PLAN TO FOCUS ON MEMBERSHIP SERVICES BUSINESS
                          AND SALE OF FUFILLMENT CENTER

         MINNEAPOLIS, December 27, 2000 - DAMARK International, Inc. (NASDAQ:
DMRK) announced today that it will actively pursue a sale of the operations of its ClickShip Direct subsidiary that provides outsourcing of order fulfillment and customer care services to retailers, direct marketers and manufacturers. Substantial negative changes in capital market conditions - both equity and debt markets - prevented the company from obtaining sufficient capital to permit a spin-off to shareholders on an acceptable basis. The exit from the e-fulfillment business will be conducted with an eye toward preserving capital for Provell, the company's membership services business. While a sale of the ClickShip Direct subsidiary will be explored, there can be no assurance as to the exact exit strategy the company will pursue. Failure to sell the business would result in significant wind-down costs. The company intends to manage an exit from e-fulfillment to a conclusion by the end of the first quarter of 2001.

         While efforts to obtain additional financing were unsuccessful, Damark has sold its 720,000 square foot fulfillment center for $22.0 million. ClickShip Direct has agreed to a two-year lease back of 471,000 square feet, which is the space currently utilized for its order fulfillment and customer care business. The proceeds from the sale were $11.7 million after payment of the construction loan for the recently completed expansion of the facility, of which $10 million was applied to Provell's revolving credit facility. The company estimates a pre-tax loss of approximately $2.5 million on the sale of the fulfillment center.

         Mark A. Cohn, Damark's chairman and chief executive officer, said, "As we stated earlier this year, when we initiated plans to complete a spin-off of ClickShip Direct, the e-fulfillment and related e-commerce businesses had attractive market valuations. Prospects for financing ClickShip Direct appeared favorable. However, as we all know, market conditions in the debt and equity markets have deteriorated dramatically, and we were unsuccessful in attracting capital on an acceptable timetable. While we executed flawlessly in both the third and fourth quarters, including receiving Best Buy's "Partner of the Year" award for service excellence, a lack of funding driven by market conditions prevents us from pursuing what we had concluded was a promising business opportunity."

         "At Provell, we are looking forward to focusing exclusively on growing membership services," said George S. Richards, the company's president and chief operating officer. "Our business continues to perform admirably. This year, we have achieved record levels of new member enrollment, demonstrating our ability to replace former Damark catalog memberships lost as a result of the catalog shutdown completed earlier this year. Now, as we accommodate an orderly exit from ClickShip Direct, we will continue to pursue all strategies, as well as additional financing options, which permit us to maintain our track record of superior top line growth and value generation for shareholders," Richards added.


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         DAMARK International, Inc., operating under the Provell name, develops, markets and manages leading edge membership and customer relationship management programs. Provell's proprietary programs provide purchase price discounts and other benefits related to consumer and small business needs in the areas of shopping, travel, hospitality, entertainment, health/fitness, and finance. As of September 30, 2000, consumers enjoyed benefits provided through nearly 2.6 million memberships. The Company is headquartered in Minneapolis, Minnesota and was founded in 1986.

         ClickShip Direct, Inc. provides outsourcing of order fulfillment and customer care services to retailers, e-tailers, direct marketers, and manufacturers. These services include online and offline order-capture, payment processing, inventory receipt, warehousing, merchandise shipment, after-the-sale customer service and support, and returns management. CSDI operates two 375-seat customer care centers in Junction City, Kansas and Fayetteville, North Carolina and a 471,000 square foot distribution center in Brooklyn Park, Minnesota. Headquartered in Minneapolis, Minnesota, ClickShip is a wholly owned subsidiary of DAMARK International, Inc. and was incorporated in January 2000. Additional information about CSDI can be found at www.clickshipdirect.com.


         ANY STATEMENTS HEREIN REGARDING THE BUSINESS OF DAMARK INTERNATIONAL, INC. THAT ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" THAT ARE INTENDED TO QUALIFY FOR THE SAFE HARBOR PROVISIONS FROM LIABILITY PROVIDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FOR A DISCUSSION OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE IMPLIED BY ANY FORWARD LOOKING STATEMENT, SEE "FORWARD-LOOKING INFORMATION" IN THE COMPANY'S MOST RECENT ANNUAL AND QUARTERLY REPORTS ON FORMS 10-K AND 10-Q AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND "RISK FACTORS" AND "RECENT DEVELOPMENTS" IN THE COMPANY'S FORM S-3 REGISTRATION STATEMENT NO. 333-48776.


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